Exhibit 99.1

Contact:	Ron Parham
Sr. Director of Investor Relations &
Corporate Communications
Columbia Sportswear Company
(503) 985-4584

COLUMBIA SPORTSWEAR COMPANY

DECLARES SPECIAL CASH DIVIDEND OF $1.50 PER SHARE

PORTLAND, Ore. — November 9, 2010 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the global outdoor apparel, footwear, accessories and equipment industries, today announced the company’s board of directors approved a special dividend of $1.50 per share, payable on December 6, 2010 to shareholders of record on November 22, 2010. The aggregate amount of payment to be made in connection with the special dividend will be approximately $51 million.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Today’s announcement of a $1.50 special dividend to be paid before the end of the year follows last month’s announcement of an 11 percent increase in the company’s quarterly cash dividend, to $0.20 per share, from $0.18 per share. Our strong balance sheet, with over $230 million in cash at September 30, 2010 and zero long-term debt, allows us to provide shareholders with this additional value while maintaining our flexibility to invest in strategic growth initiatives, continue to repurchase shares and explore potential acquisition opportunities.”

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment markets. Founded in 1938 in Portland, Oregon, Columbia products are sold in more than 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, and Montrail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in these forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our strategic investments, dividends, share repurchases and future performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: changes in international, federal and/or state tax policies and rates; market disruptions; and our ability to effectively implement our IT infrastructure and business process initiatives. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

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